Exhibit 77Q1
Sub-Item 77C: Submission of matters to a vote of security holders.

Reorganization to Multi-Class Structure

	At a special meeting of shareholders held on October 31, 2000, shareholders of each of the series of Neuberger Berman Equity Assets, Equity Trust and Equity Series (the "Trusts") except Neuberger Berman Manhattan
Trust ("Manhattan Trust") and Neuberger Berman Focus Assets ("Focus
Assets") voted to approve plans of reorganization to convert the Trusts from a master-feeder structure to a multi-class structure (the "Reorganization"). The affirmative and negative votes cast with respect to this matter can be found in the table below.
   	At a meeting of the boards of trustees of the Trusts, held on November 13, 2000, the Boards of Equity Trust and Equity Assets exercised the authority given to them in their respective Declarations of Trust to approve the Reorganizations of Manhattan Trust and Focus Assets, on the grounds that recent events (i.e., the pending Reorganization of all other Series) would seriously affect the economic viability of these two Series. In taking this action, the Boards noted that the Form N-14 had specifically advised shareholders that, if some Series approved the Reorganization and others did not, the Board might exercise this authority if the facts as they then existed indicated that the remaining Series were no longer viable as separate entities.
	Effective December 15, 2000, Neuberger Berman Equity Funds reorganized from a two-level master-feeder fund to a single-level multiple-class fund. Therefore, the series of Neuberger Berman Equity Funds own directly the securities formerly held in Neuberger Berman Equity Managers Trust and Neuberger Berman Global Managers Trust. Neuberger Berman Equity Funds has four classes of shares: Investor Class, Trust Class, Advisor Class and Institutional Class. A Combined Prospectus and Proxy Statement and a
Statement of Additional Information, each dated August 15, 2000, were filed with the Securities and Exchange Commission under Rule 497 on August 25, 2000, File No. 333-40090, EDGAR Accession No. 0000898432-00-000550.

Affirmative and Negative Votes Cast on October 31, 2000 with respect to the Reorganization to Multi-Class Structure

Fund				Affirmative	Negative
Neuberger Berman Equity Assets
Focus Assets			140,663.33	860.83
Genesis Assets			3,118,158.78	14,237.00
Guardian Assets			1,778,468.00	0
Manhattan Assets		174,770.44	827
Millennium Assets		19,157.00	0
Partners Assets			2,187,754.94	0
Socially Responsive Assets	13,826.00	0
Neuberger Berman Equity Trust
Century Trust			159,226.00	0
Focus Trust			5,909,573.68	16,553.00
Genesis Trust			14,626,931.38	167,464.08
Guardian Trust			37,415,211.27	132,945.08
International Trust		101,466.49	590
Manhattan Trust			297,867.95	14,774.02
Millennium Trust		526,069.85	4,163.00
Partners Trust			20,499,640.17	206,787.55
Regency Trust			1,903,292.27	0
Socially Responsive Trust	1,459,191.17	0
Technology Trust		200,145.00	0
Neuberger Berman Equity Series
Genesis Institutional		8,271,811.00	0




DC-441755 v1 0303753-100